Exhibit 99.1

POWERSECURE REPORTS THIRD QUARTER 2013 RESULTS

—Record revenues of $81.5 million reflect 84 percent growth y-o-y—

—225 percent y-o-y growth in energy efficiency revenues—

—72 percent y-o-y growth in utility infrastructure revenues—

—62 percent y-o-y growth in distributed generation revenues—

—55 percent y-o-y organic revenue growth—

—37 percent y-o-y growth in backlog to $240 million—

Wake Forest, N.C. – November 6, 2013 – PowerSecure International, Inc. (NYSE: POWR) today reported its third quarter 2013 results. Highlights include:

•	Revenues increase 84.3 percent y-o-y to $81.5 million

•	Operating margin expands 6.2 percentage points y-o-y to 7.3 percent

•	Operating margin expands 2.7 percentage points y-o-y on non-GAAP basis (see non-

•	GAAP discussion and reconciliation, below)

•	EPS increases by $0.14 y-o-y from $0.03 to $0.17

•	EPS increases by $0.09 y-o-y from $0.08 to $0.17 on non-GAAP basis (see non-GAAP discussion and reconciliation, below)

•	Adjusted EBITDA increases 122 percent y-o-y to $8.0 million (see non-GAAP discussion and reconciliation below)

“We saw strong top and bottom line growth across our business in the 3rd quarter as our robust organic growth was enhanced by our successful acquisitions, and we continue to execute in delivering best-in-class solutions and service to customers,” said Sidney Hinton, chief executive officer of PowerSecure.

“Our record revenues and further operating margin expansion highlight our execution and, combined with our strong revenue backlog of $240 million, provide us with confidence that PowerSecure is exceptionally positioned for continued success,” Hinton added.

Third Quarter 2013:

PowerSecure’s third quarter 2013 (3Q 2013) revenues of $81.5 million increased $37.3 million, or 84.3 percent, over revenues in the third quarter of 2012 (3Q 2012). This increase was driven by a 62.2 percent year-over-year (y-o-y) increase in revenues from distributed generation products, a 72.1 percent y-o-y increase in revenues from utility infrastructure products and services, and a 225 percent y-o-y increase in revenues from energy efficiency products and services.

In total, $24.5 million of the y-o-y revenue growth was organic growth from our existing operations, representing a 55 percent increase, and the remaining $12.7 million of the y-o-y revenue growth was related to our recently acquired Solais and ESCO operations (for which no revenues were recognized in the prior year period).

			Variance
($ in 000’s)	3Q13	3Q12	$	%
Revenue by Product/Service
Distributed Generation	40,648	25,060	15,588	62.2%
Utility Infrastructure	24,166	14,038	10,128	72.1%
Energy Efficiency	16,696	5,138	11,558	225.0%

Total Revenue	81,510	44,236	37,274	84.3%

Gross margin as a percentage of revenue was 26.3 percent in 3Q 2013 compared to 31.4 percent in 3Q 2012. The y-o-y gross margin decrease was due to the growth of our utility infrastructure, solar, and ESCO revenues in 3Q 2013, which are generally our lowest gross margin product and service categories. In addition, we realized inefficiencies in our utility infrastructure unit related to the advanced deployment of crews in anticipation of being selected for a significant long-term revenue opportunity with a major new utility partner. We anticipate some continued inefficiencies from these excess crews to negatively impact our gross margins during the fourth quarter of 2013 and the first quarter of 2014. A separate press release announcing our selection for this opportunity was issued today in conjunction with this earnings release.

Non-GAAP financial measures for 3Q 2012 exclude a $1.5 million pre-tax charge related to a Restructuring and Cost Reduction Plan that was initiated during 3Q 2012, to position the company for enhanced operating margins in future periods (see non-GAAP discussion and reconciliation).

Operating expenses for 3Q 2013 as a percentage of our revenues were 19.0 percent, a decrease of 11.2 percentage points on a GAAP basis compared to 30.3 percent in 3Q 2012, and a decrease of 7.8 percentage points excluding the $1.5 million 3Q 2012 charge, as the company leveraged operating expenses against a greater level of revenues.

Operating expenses for 3Q 2013 were $15.5 million, compared to $13.4 million in 3Q 2012. Excluding the $1.5 million charge in 3Q 2012, operating expenses in 3Q 2012 were $11.8 million. The $3.7 million y-o-y increase in operating expenses consists primarily of $2.8 million of incremental operating expenses in 3Q 2013 related to our recent ESCO and Solais acquisitions. The remaining y-o-y increase in our operating expenses is primarily due to an increase in selling expenses related to our significantly higher revenues and backlog, depreciation from our investments in company-owned distributed generation systems and utility infrastructure equipment, and increases in personnel and equipment to drive and support our growth.

Operating margin as a percentage of revenue increased 6.2 percentage points to 7.3 percent in 3Q 2013 from 1.1 percent in 3Q 2012. Excluding the 3Q 2012 charge, operating margin increased 2.7 percentage points. The increase in operating margin was a result of the significant revenue growth achieved with substantially lower growth in operating expenses.

Our recent acquisitions have provided additional opportunities to restructure and realign our operations to increase operating margins in our energy efficiency product and service lines in particular, as well as other cost reduction opportunities. This includes manufacturing and sourcing synergies that our Solais acquisition is expected to bring to our existing LED lighting operations, and other cost reduction opportunities. In contemplation of these opportunities, we commenced developing plans to integrate and streamline the operations and product offerings within our energy efficiency product area primarily, and to a lesser extent other areas of the company. Our intention is to eliminate certain duplicative facilities, re-source certain of our energy efficiency inventory suppliers, reduce the number of energy efficiency product offerings, and reduce personnel levels. We currently expect that this restructuring will result in a total charge of between $4 million and $6 million during the fourth quarter 2013 and the first quarter of 2014. In addition, these actions may result in additional charges related to goodwill or intangible impairment, the amount of which, if any, is not determinable at this time.

Diluted GAAP earnings per share (EPS) from continuing operations increased to $0.17 in 3Q 2013, compared to $0.03 in 3Q 2012. Non-GAAP EPS from continuing operations increased to $0.17 in 3Q 2013, compared to $0.08 in 3Q 2012.

The company completed the third quarter of 2013 with $54.1 million in cash and cash equivalents, zero drawn on its $20 million revolving credit facility and $26.2 million of term debt outstanding.

The company’s capital expenditures during Q3 2013 were $0.9 million, with $0.6 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $0.3 million primarily invested in the purchase of equipment for its growing utility infrastructure business.

The company’s revenue backlog stands at $240 million, as of the date of this release. This includes new business from awards announced on September 19, 2013 and October 2, 2013, and an additional $17 million of new business the company has been awarded since October 2, 2013. The company’s revenue backlog represents revenue expected to be recognized after September 30, 2013, for periods including the fourth quarter of 2013 onward.

This backlog figure compares to the revenue backlog of $245 million announced in the company’s second quarter 2013 earnings release issued on August 7, 2013, which represented revenue expected to be recognized after June 30, 2013, and $175 in revenue backlog announced in the company’s 3Q 2012 earnings release issued on November 7, 2012.

The company’s $240 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after September 30, 2013

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period
Project-based Revenue — Near term	$116 million	4Q13 through 2Q14
Project-based Revenue — Long term	$48 million	3Q14 through 2016
Recurring Revenue	$76 million	4Q13 through 2020

Revenue Backlog expected to be recognized after September 30, 2013	$240 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Conference Call Information

The company will host a conference call commencing today at 8:30 a.m. Eastern time. The conference call will be webcast live and can be accessed from the Investor Relations section of the company’s website at http://www.powersecure.com.

The call can also be accessed by dialing 888-713-4217 (or 617-213-4869 if dialing internationally) and providing pass code 26350745. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on November 20, 2013. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 68896264. In addition, the webcast will be archived on the company’s website.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the company’s cost reduction plan; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going volatility in the economy, financial markets and business markets and impact of fiscal and budgetary deadlines, and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the impact of the company’s recent acquisitions of the ESCO, Solais and Encari businesses; the company’s ability to reduce and control its costs and expenses; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Consolidated Statements of Income (unaudited)

($000’s except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2013	2012	2013	2012
Revenue	81,510	44,236	196,654	115,288
Cost of sales	60,060	30,360	141,581	79,653

Gross Profit (excluding depreciation and amortization)	21,450	13,876	55,073	35,635

Operating expenses
General and administrative	11,511	9,012	33,854	26,750
Selling, marketing, and service	2,073	1,615	5,563	4,039
Depreciation and amortization	1,925	1,211	5,190	3,432
Restructuring and cost reduction charges	0	1,548	0	1,548

Total operating expenses	15,509	13,386	44,607	35,769

Operating income (loss)	5,941	490	10,466	(134)
Other income (expense)
Gain on sale of unconsolidated affiliate	0	0	0	1,439
Interest income and other income	21	22	61	67
Interest expense	(262)	(114)	(497)	(338)

Income (loss) before income taxes	5,700	398	10,030	1,034
Income tax expense (benefit)	2,227	119	3,906	347

Net income (loss) from continuing operations	3,473	279	6,124	687
Discontinued operations—income (loss) from operations (net of tax)	0	11	0	78
Discontinued operations—gain on sale (net of tax)	0	0	0	0

Net income (loss)	3,473	290	6,124	765
Net loss attributable to noncontrolling interest	0	192	181	757

Net income (loss) attributable to PowerSecure International, Inc.	3,473	482	6,305	1,522

Summary of Amounts Attributable to PowerSecure International, Inc. shareholders
Income (loss) from continuing operations (net of tax)	3,473	471	6,305	1,444
Income (loss) from discontinued operations (net of tax)	0	11	0	78

Net income (loss) attributable to PowerSecure International, Inc.	3,473	482	6,305	1,522

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Continuing Operations
Basic	0.17	0.03	0.33	0.08

Diluted	0.17	0.03	0.32	0.08

Discontinued Operations
Basic	0.00	0.00	0.00	0.00

Diluted	0.00	0.00	0.00	0.00

Net Income
Basic	0.17	0.03	0.33	0.08

Diluted	0.17	0.03	0.32	0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	20,325	18,676	19,205	18,807

Diluted	20,654	18,793	19,528	18,925

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	Sept 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	54,132	19,122
Trade receivables, net of allowance for doubtful accounts	79,997	57,147
Inventories	25,741	20,327
Income taxes receivable	0	592
Deferred tax asset, net	803	803
Prepaid expenses and other current assets	1,703	1,285

Total current assets	162,376	99,276

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	53,339	48,447
Furniture and fixtures	530	375
Land, building, and improvements	6,021	5,907

Total property, plant, and equipment at cost	59,890	54,729
Less accumulated depreciation and amortization	16,436	12,152

Property, plant, and equipment, net	43,454	42,577

OTHER ASSETS:
Goodwill	28,162	12,884
Restricted annuity contract	2,502	2,447
Intangible rights and capitalized software, net of accum amort	6,567	1,328
Deferred tax asset, net	43	0
Other assets	1,195	635

Total other assets	38,469	17,294

TOTAL ASSETS	244,299	159,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	24,095	14,150
Accrued and other liabilities	23,783	23,887
Accrued restructuring and cost reduction liabilities	265	709
Income taxes payable	2,890	0
Current unrecognized tax benefit	247	242
Current portion of long-term debt	3,731	160
Current portion of capital lease obligation	922	886

Total current liabilities	55,933	40,034

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Long-term debt, net of current portion	22,496	2,080
Capital lease obligation, net of current portion	1,225	1,921
Deferred tax liability, net	0	955
Unrecognized tax benefit	647	640
Other long-term liabilities	2,938	2,518

Total long-term liabilities	27,306	8,114

STOCKHOLDERS’ EQUITY:
Preferred stock—undesignated	0	0
Preferred stock—Series C	0	0
Common stock	216	182
Additional paid-in-capital	157,057	112,738
Accumulated other comprehensive earnings (loss)	(157)	0
Retained earnings (deficit)	3,944	(2,361)

Total PowerSecure International, Inc. stockholders’ equity	161,060	110,559
Noncontrolling Interest	0	440

Total stockholders’ equity	161,060	110,999

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	244,299	159,147

PowerSecure International, Inc.

Condensed Consolidated Statement of Cash Flows (unaudited)

($000’s)

	Nine Months Ended
	Sept 30, 2013	Sept 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	6,124	765
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of unconsolidated affiliate	0	(1,439)
Income from discontinued operations	0	(78)
Depreciation and amortization	5,190	3,432
Stock compensation expense	438	755
Loss on disposal of miscellaneous assets	(21)	68
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	(16,496)	900
Inventories	(4,607)	(903)
Other current assets and liabilities	3,129	659
Other noncurrent assets and liabilities	(446)	(302)
Accounts payable	8,022	2,125
Accrued and other liabilities	(9,967)	(1,884)
Accrued restructuring and cost reduction liabilities	(444)	1,318

Net cash provided by (used in) continuing operations	(9,078)	5,416
Net cash provided by (used in) discontinued operations	0	334

Net cash provided by (used in) operating activities	(9,078)	5,750

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(9,542)	(3,523)
Purchases of property, plant and equipment	(4,744)	(4,367)
Additions to intangible rights and software development	(469)	(267)
Proceeds from sale of property, plant and equipment	158	15
Proceeds from sale of unconsolidated affiliate	0	1,445

Net cash provided by (used in) investing activities	(14,597)	(6,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from stock offering	34,447	0
Net borrowings (payments) on revolving line of credit	0	0
Proceeds from long-term borrowings	25,000	2,400
Principal payments on long-term debt	(1,013)	(120)
Principal payments on capital lease obligations	(660)	(626)
Repurchases of common stock	(88)	(2,786)
Proceeds from stock option exercises	999	23

Net cash provided by (used in) financing activities	58,685	(1,109)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	35,010	(2,056)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	19,122	24,606

CASH AND CASH EQUIVALENTS AT END OF PERIOD	54,132	22,550

Non-GAAP Pro forma Financial Measures Discussion:

Our references to our third quarter 2012 “Non-GAAP Pro forma” financial measures of net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted EPS from continuing operations, diluted EPS from discontinued operations and diluted EPS discussed and shown in this report constitute non-GAAP financial measures. They refer to our GAAP results, adjusted to show the results without the restructuring and cost reduction charge of $1.5 million recorded in the third quarter of 2012.

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance with the same consistent financial context. These non-GAAP pro forma measures also correspond with the way we expect Wall Street analysts to compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, operating income, net income from continuing operations, net income, net income attributable to PowerSecure International, Inc., diluted EPS from continuing operations, diluted EPS from discontinued operations, and diluted EPS.

References to our third quarter and year-to-date 2012 and 2013 Adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that Adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate Adjusted EBITDA as net income attributable to PowerSecure International, Inc., minus: 1) the gain on the sale of our unconsolidated affiliate, 2) discontinued operations and 3) interest income and other income, plus: 4) restructuring charges, 5) acquisition expenses, 6) income tax expense (or minus an income tax benefit), 7) interest expense, 8) depreciation and amortization and 9) stock compensation expense. We disclose Adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies, investors and financial institutions in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors. The table below provides a reconciliation of Adjusted EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended September 30, 2012
	As Reported 3Q12	Restructuring Charges	Pro forma 3Q12
Operating expenses
General and administrative	9,012		9,012
Selling, marketing, and service	1,615		1,615
Depreciation and amortization	1,211		1,211
Restructuring and cost reduction charges	1,548	(1,548)	0

Total operating expenses	13,386	(1,548)	11,838
Total operating expenses % revenue	30.3%		26.8%

Operating income	490	1,548	2,038
Operating income % revenue	1.1%		4.6%

Income (loss) before income taxes	398	1,548	1,946
Income tax expense (benefit)	119	463	582

Net income (loss) from continuing operations	279	1,085	1,364

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Continuing Operations
Diluted	0.03	0.06	0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Diluted	18,793	18,793	18,793

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2013	2012	2013	2012
Adjusted EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	3,473	482	6,305	1,522

Items to Subtract from Net Income
Gain on sale of unconsolidated affiliate	0	0	0	(1,439)
Discontinued operations—income	0	(11)	0	(78)
Interest income and other income	(21)	(22)	(61)	(67)

Items to Add to Net Income
Restructuring Charges	0	1,548	0	1,548
Acquisition Expenses	30	0	560	128
Income tax expense (benefit)	2,227	119	3,906	347
Interest expense	262	114	497	338
Depreciation and Amortization	1,925	1,211	5,190	3,432
Stock compensation expense	149	179	438	755

Adjusted EBITDA	8,045	3,620	16,835	6,486